As filed with the Securities and Exchange Commission on April 23, 2003 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

Alternate Marketing Networks, Inc.
(name of small business issuer in its charter)

            Delaware                      7310                 38-2841197

 (State or jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number)Identification No.)

13155 Noel Road, 10th Floor
Dallas, TX 75240
(972) 720-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Adil Khan
Chief Executive Officer
Alternate Marketing Networks, Inc.
13155 Noel Road, 10th Floor
Dallas, TX 75240
(972) 720-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________

Copies to:
Greg R. Samuel
Haynes and Boone, LLP
901 Main Street
Suite 3100
Dallas, TX 75202
(214) 651-5000

_______________

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_____________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_____________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_____________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
_____________________________________________________________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                       CALCULATION OF REGISTRATION FEE
Title of each     Number of Units/Shares     Proposed           Proposed          Amount of
class of securities  to be registered   maximum offering    maximum aggregate  registration fee
to be registered                           price per unit     offering price

Common stock, par value   2,474,039            $0.25            $618,509.75         $50.04
 $0.01 per share

  	Estimated under Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the bid and asked price of our common stock on April 17, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



SUBJECT TO COMPLETION, DATED		, 2003

                                  PROSPECTUS

                      ALTERNATE MARKETING NETWORKS, INC.


                               2,474,039 Shares
                                 Common Stock

_____________________________________________________________________________

Alternate Marketing Networks, Inc. is selling no shares of common stock and the selling stockholder identified in this prospectus is selling 2,474,039 shares. We will not receive any of the proceeds from the sale of the shares sold by the selling stockholders.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol "ALTM.OB." The last reported bid price on April 17, 2003 was $0.21 per share and the last reported ask price was $0.29 per share.

_____________________________________________________________________________
                INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 6.
_____________________________________________________________________________

                                                        Per Share     Total
     Public Offering Price                                   $           $
     Proceeds, before expenses, to Alternate Marketing       $           $
     Proceeds, before expenses, to the selling stockholders  $           $

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_____________________________________________________________________________

The date of this prospectus is [_____], 2003.



                            TABLE OF CONTENTS

                                                                       Page
     PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . .    5
     RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . .   12
     DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . .   12
     PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . .   13
     LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . .   14
     DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS . .   15
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .   17
     DESCRIPTION OF SECURITIES  . . . . . . . . . . . . . . . . . . .   19
     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .   20
     DESCRIPTION OF BUSINESS. . . . . . . . . . . . . . . . . . . . .   20
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATION. . . . . . . . . . . . . . .   22
     DESCRIPTION OF PROPERTY. . . . . . . . . . . . . . . . . . . . .   30
     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . .   30
     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS . . . .   30
     EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . .   32
     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . .   32
     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
      FINANCIAL DISCLOSURE  . . . . . . . . . . . . . . . . . . . . .   32
     LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . .   32
     EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     WHERE YOU CAN FIND MORE INFORMATION  . . . . . . . . . . . . . .   32
_______________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.


                                                            PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in the prospectus. It does not contain all the information you should consider. You should also read the more detailed information set out in this prospectus including the "Risk Factors" section and the Consolidated Financial Statements and Notes before making an investment.

Our Company

Alternate Marketing Networks, Inc. is a business services company serving Fortune 500 and middle market companies, through three complementary lines of business services: software implementation and support services; logistics process management; and advertising and marketing process management. We were originally organized with the mission to be a single source provider of marketing solutions. In 2000, we began expanding our services to take advantage of the wide use of internet technologies through building and acquiring online marketing businesses. In 2002, we significantly increased our technology service capabilities by acquiring Hencie, Inc., a Dallas-based information technology company specializing in enterprise software implementation and support services. With the completion of this acquisition in August 2002, we adopted a plan to leverage the core competencies of Hencie and its management with the existing infrastructure of Alternate Marketing. In 2002, we also reincorporated in Delaware. We currently have three operating segments based on our service offerings.

As used in this prospectus, unless the context requires otherwise, the terms we, us, our, and Alternate Marketing refer to the consolidated operations of Alternate Marketing Networks, Inc. and its direct and indirect wholly and majority owned subsidiaries, including Alternate Postal Direct, Inc., a Michigan corporation, Hencie, Inc., a Delaware corporation, Hencie Consulting Services, Inc., a Texas corporation, and National Home Delivery, Inc., an Illinois corporation, which also does business as USSPI.

Our Services

Technology

The technology segment provides software consulting, implementation, and support services related to Oracle Corporation's suite of enterprise business applications to help its customers improve their business performance by applying direct industry experience, expertise in Oracle technology, and our in-depth knowledge of business processes to create mission-critical business solutions for these companies. This segment also provides enterprise resource planning, supply chain management, customer relationship management, application integration, and enterprise portal services.

Logistics

The logistics segment delivers and tracks and verifies the delivery of various products, including telephone directories, and provides brokered transportation of various goods for national and regional companies. This segment's internet-based itrackdirectoriesSM system allows it to electronically monitor and update its customers on the delivery status of their products.

Advertising and Marketing

The advertising and marketing segment forms newspaper advertising networks and sells and places print advertising and advertising inserts in suburban newspapers for national advertisers. Customers of this segment are able to choose from approximately 1,100 newspapers in over 50 markets nationwide and may focus advertising on specific regions and demographic segments.


                              The Offering

Common stock offered by Alternate Marketing . . . . . . 0 shares

Common stock offered by the selling
Stockholders  . . . . . . . . . . . . . . . . . . . . . 2,474,039 shares

Common stock to be outstanding after
this offering . . . . . . . . . . . . . . . . . . . . . 9,895,878 shares

Use of proceeds . . . . . . . . . . . . . . . . . . . . We will not receive any proceeds from the sale of common stock offered by the selling stockholders.

Over the Counter Bulletin Board symbol  . . . . . . . . ALTM.OB

The common stock to be outstanding after this offering is based on 9,895,878 shares outstanding as of April 17, 2003, which excludes:

- 1,540,000 shares of common stock issuable upon the exercise of outstanding stock options as of March 5, 2003 issued under our 1995 Long-Term Incentive and Stock Option Plan at a weighted average exercise price of $0.76 per share; and

- 1,474,039 shares held in the treasury.

Other Information

We were formed as a Michigan corporation in 1988. Our executive offices are located at 13155 Noel Road, 10th Floor Dallas, TX 75240 and our telephone number is (972) 720-3500. Our main website address is http://www.altmarknet.com. The information contained in our website is not a part of this prospectus.

Our logos are our registered service marks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                RISK FACTORS

This prospectus contains forward-looking statements within the meaning of the securities laws. Actual results and performance and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of certain risks and uncertainties set forth below and elsewhere in this prospectus. You should carefully consider the following factors, the discussion under the caption "Cautionary Note on Forward-Looking Statements," and the other information in this prospectus before buying or selling any shares of our common stock. Our business, financial condition, and operating results could be materially adversely affected by any one or more of the following risk factors.
Although we have attempted to include a discussion of the material risks known to us as of the date of this prospectus, there may be additional risks that we do not presently know of or that we currently believe are immaterial that could also materially adversely affect Alternate Marketing. Alternate Marketing disclaims any obligation to update these factors or to announce publicly the results of any revisions to any of the risk factors or forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

We may not be able to fund our existing capital needs and may require additional funding sooner than anticipated.

 Our existing and anticipated capital needs are significant. Our only existing line of credit agreements will expire on May 1, 2003 and the credit provider under these agreements has informed us that it does not intend to extend or renew these agreements. Although we intend to establish new sources of credit with commercial banks or asset-based lenders, there can be no assurance that we will be able to obtain a new line of credit or otherwise secure necessary funding. There can be no guarantee that we will be able to satisfy the conditions necessary to obtain new or additional financing under the offer letter or the expanded factoring line of credit or at all or renew or refinance our existing lines of credit which expire on May 1, 2003. In addition, changes in our operating plans, the acceleration or modification of our existing expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions, or other events may cause us to seek additional financing sooner than anticipated, prevent us from achieving the goals of our business plan or expansion strategy, or prevent our newly acquired businesses, if any, from operating profitably. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources.

Our operating results could be materially adversely affected by a failure to perform under any one or more significant contracts or a failure to collect any one or more significant accounts receivable because we are dependent upon a small number of total clients and contracts at any given time.

We derive a significant portion of revenue from large contracts for a limited number of clients at any given time. During fiscal year 2002, our largest client accounted for approximately 17% of net revenue, our second largest client accounted for approximately 17% of net revenue, and our largest five clients accounted for approximately 65% of net revenue. Our revenues could be materially adversely affected if we are unable to perform our obligations under any significant contract or fail to collect a significant account receivable, even if the failure to perform or collect is not our fault or due to circumstances beyond our control. We may not be able to perform our obligations under a contract because of software flaws, inaccurate project time or resource estimates, or issues related to the business or personnel of a client. Software often contains flaws, particularly when first introduced or when new versions, features, or enhancements are released. Despite our own internal testing and additional testing by clients, there can be no guarantee that third-party software or software developed or customized by us for clients will not contain serious defects or errors. Serious defects or errors could result in liability for damages, lost revenues, and delay or prevent us from performing our obligations under a contract.

In addition, many of our contracts are short-term and allow clients to reduce or terminate services without notice or incurring any penalty. If clients reduce or terminate services, our revenues may decrease and we could have to reallocate employees and resources to other projects in order to minimize the effects of the reduction or termination.

We are dependent on our relationships with software vendors.

Although we currently have marketing relationships and engage in joint marketing and sales activities with a number of software vendors, there can be no guarantee that we will be able to maintain these relationships or continue to engage in these activities with these software vendors. Software vendors may terminate these relationships and activities at any time. If we are unable to maintain marketing relationships or otherwise cease to enjoy the benefits of joint marketing and sales activities with our current software vendors or other software vendors, our ability to develop business and generate revenues could be materially adversely affected and our business, financial condition, and operating results could suffer.

We are also certified, accredited, licensed, or otherwise qualified by a number of software vendors to service their software products. A failure to maintain our existing certifications or qualifications with these software vendors or an inability to obtain new certifications or accreditations could exert a material adverse affect on our ability to develop business and generate revenues.

We also receive business leads and client referrals from a number of software vendors. However, software vendors are not required to refer business or clients to us and there can be no guarantee that we will continue to receive business leads or client referrals from these software vendors.
If we cease to receive business leads or client referrals from our current software vendors or other software vendors, our business could be materially adversely affected.

We may not be successful in identifying and acquiring suitable acquisition candidates, which could impede our growth and our ability to compete.

Our business plan includes the regular and systematic evaluation and acquisition of other information technology consulting companies in new and existing markets. There can be no assurance, however, that we will successfully identify suitable acquisition candidates or that we will successfully consummate any acquisitions. We may not be able to predict whether or when any prospective acquisition candidates will become available or the likelihood that any acquisition will be completed once negotiations have commenced. We will also have to compete for acquisition and expansion opportunities with companies that have substantially greater resources and these companies may be able to outbid us for or otherwise be more attractive to these acquisition candidates. If we fail to execute our acquisition strategy, our revenues are likely to suffer and we may be unable to remain competitive.

We will need additional capital to support our growth.

Our business plan and acquisition strategies will require us to obtain additional financing within the next 12 months. We may not be able to obtain this financing when needed, on favorable terms, or at all. If we are unable to obtain adequate financing, we may be required to forego opportunities for growth or obtain funds by entering into financing agreements on undesirable terms, including agreements requiring us to pledge all of our assets or containing covenants that restrict our operations and our ability to incur further indebtedness. An inability to obtain adequate funding may also force us to curtail or close operations or sell some or all of our assets including our technology, logistics, and advertising and marketing operations.

Quarterly fluctuations and seasonality in our revenues attributable to the budget-driven demand cycles of clients may adversely affect our operating results and could lead to lower or volatile prices for our common stock.

Our revenues and operating results have fluctuated significantly from period to period in the past and we expect them to continue to fluctuate significantly from period to period in the future. Historically, our technology segment has experienced higher revenues during the first and second quarters and significantly lower revenues in the third and fourth quarters. As a result, the results for one period may not be indicative of results for other periods. We believe that this seasonality can be attributed to the timing of contracts and orders, technology spending conditions, major software deployments, and the budget restrictions and cycles of clients, most of whom have calendar-based fiscal years and as a result are more likely to incur the expenses related to software systems and our implementation services during the first half of the year. The timing of contracts and orders results in significant fluctuations in our quarterly results as a result of the revenues and expenses associated with each client or contract. We expect this seasonality to continue to be a factor in our results of operations. If we are unable to predict the cyclical client demand in a slower growth or distressed economic environment, expenses may be disproportionate to revenues and our stock price may be adversely affected. These quarterly fluctuations and seasonality may also cause our operating results to fall below the expectations of securities analysts and investors, which could cause our stock price to fall.

Our operating results may also fluctuate significantly because of several other factors, including successful and unsuccessful acquisitions, if any, profitability of newly acquired businesses, if any, increases or decreases in revenues, general economic conditions, consumer confidence in the economy, changes in consumer preferences, and competitive factors. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Seasonality and Other Business Fluctuations.


We may be unable to accurately forecast revenue and to match revenue and expenditures appropriately.

Information technology spending levels cannot be predicted with certainty and are subject to general economic conditions, consumer confidence in the economy, changes in consumer preferences, and competitive factors beyond our control. This uncertainty may reduce the overall number of projects available for bid and result in project deferrals, project scope reductions, or limited follow-on projects for existing clients. This environment adds greater risk and uncertainty to our revenue forecasts and to our business plans that are based upon these forecasts. If we are unable to predict the client demand cycles or plan accordingly in a slower growth or distressed economic environment, expenses may be disproportionate to revenues and our stock price may be adversely affected.

The loss of one or more members of management or key personnel could adversely affect our operations and could lead to loss of clients and proprietary information.

Our business, success, growth, operating results, and profitability are dependent upon the skills, experience, efforts, performance, and abilities of members of management and other key personnel. We depend upon members of management and key personnel, including key sales personnel, to generate new business and service new and existing clients. Most members of management and key personnel are employed by us pursuant to employment agreements and are subject to non-competition, confidentiality, and non-solicitation agreements with us. However, if any members of management or key personnel were to leave us or we were unable to enforce our existing agreements with these personnel, our business, success, growth, operating results, and profitability could suffer. If we lose any key personnel, we may also be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices, procedures, or client lists by the former personnel. Disclosure or use of this information could harm our business.

We may face substantial competition in attracting and retaining qualified personnel, and may be unable to grow our business if we cannot attract and retain qualified personnel.

Our success will depend to a significant degree upon our ability to attract and retain highly qualified and experienced personnel who possess the skills and experience necessary to satisfy our business and client service needs. These personnel may be in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future. Our ability to attract and retain employees with the requisite experience and skill depends on several factors including, our ability to offer competitive wages, benefits, and professional growth opportunities. To attract and retain these individuals, we will be required to invest a significant amount of time and money. Many of the companies with which we will compete for experienced personnel have greater financial resources and name recognition than us. In addition, an important component of overall compensation for our personnel will be equity. If our stock price does not increase over time, it may be more difficult to retain personnel who have been compensated with stock awards or options. We have in the past experienced difficulty in recruiting sufficient numbers of qualified information technology and sales personnel. The inability to attract, train, and retain experienced personnel could have a material adverse effect on our business.

Because we are significantly smaller and less established than a majority of our competitors, we may lack the financial resources necessary to compete effectively and sustain profitability.

We operate in competitive, fragmented industries and compete for clients with a variety of larger and smaller companies that offer similar services. These industries are subject to rapid technology changes and are significantly affected by new products and services and the marketing activities of industry participants, which may often be beyond our control. Due to the nature of our business, we compete with companies in the technology consulting and advertising and marketing industries. Although we primarily compete directly with management consulting firms and, to a lesser extent, with information technology outsourcing companies, we also compete directly and indirectly with a great number of other consulting and advertising and marketing companies. Many of these competitors are more established, offer more services and features, and have a greater number of clients, locations, and employees and significantly greater financial (based on total assets and annual revenues), technical, marketing, public relations, name recognition, and other resources than us.

We also expect to experience increased competition from new entrants into the market. We may be unable to compete with full-service consulting companies, including the consulting divisions of large international accounting firms, if these companies decide to enter into the information technology professional services market, because these companies may be able to offer clients a wider range of services than us. This increased competition may result in pricing pressures, loss of market share or loss of clients, any of which could have an adverse effect on our business, financial condition, operating results, and cash flows. See Description of Business - Competition.

The legal dispute with Hencie.Com, Inc. and Paul A. Tanner and the legal fees and expenses incurred in connection with this dispute could materially adversely affect Alternate Marketing.

Although we intend to vigorously contest the claims of Hencie.Com and Mr. Tanner totaling $2 million and pursue any counterclaims that may be available, the business, financial condition, and operations of Alternate Marketing could be materially adversely affected by an outcome that is adverse to the Company, including any subsidiary of Alternate Marketing, with respect to any of these claims, the legal fees and expenses associated with investigating, contesting, and defending against these claims (whether or not these claims are successfully pursued by Hencie.Com or Mr. Tanner), and the diversion of management's time and resources in connection with any such investigation, contest, or defense. See discussion of Legal Proceedings.

Our insurance policies may not be adequate.

The systems which we implement are complex and may contain unknown or undetected flaws or errors. Errors are frequently found during the period immediately following implementation. Although we attempt to create systems that are error-free and to resolve promptly any errors that are discovered, there can be no assurance that problems will not arise or that problems will be resolved in a timely manner, to the client's satisfaction, or at all. Errors may result in delays in client acceptance, lost revenues, or in litigation, and could be materially detrimental to our business reputation. Although we have errors and omissions insurance, such insurance may not cover every event or circumstance or instance of malfunction and coverage, if available, may be insufficient to save us harmless from all loss. In addition, in almost all instances coverage will require payment of a deductible that could be material in dollar amount.

If we are unable to master and rapidly implement third-party software, our business could suffer.

Our clients use software from a variety of third-party software vendors. If we are unable to master and rapidly implement this software in a fully functional manner, we may experience delays or other difficulties that could prevent us from developing, introducing, and marketing services related to this software and in some cases prevent us from performing under our contracts.

If we fail to identify and successfully integrate the latest technologies into our service offerings or otherwise keep up with an evolving industry, we may not be able to compete successfully for clients.

We intend to provide services that employ the latest technologies. If we fail to identify the latest technologies or fail to successfully integrate these technologies into our service offerings, our reputation and ability to compete for clients could suffer. If we cannot compete successfully for clients, revenues may decrease. In addition, projects do not involve the latest and most advanced technologies typically generate lower fees and revenues. Because the information technology market changes rapidly, some of the most important challenges facing us will be the need to:

- effectively use advanced technologies;

- continue to develop strategic and technical expertise;

- influence and respond to emerging industry standards and other technological changes; and

- develop new services that meet changing client needs.

All of these challenges must be met in a timely and cost-effective manner. If we do not succeed in effectively meeting these challenges, our business could suffer.

Changes in technology spending or the rate of adoption of advanced information technologies could negatively impact our operating results.

The success of our business and operating results is dependent upon technology spending by consumers, including information technology companies in the regions in which we operate. We market our services primarily to companies that want to adopt information technologies in order to provide or improve return on investment or help provide a sustainable competitive advantage. If software products become less desirable or competitive in the marketplace and companies decide not to integrate the latest technologies into their businesses, or technology spending otherwise decreases, the demand for our implementation services could decrease and our business, financial condition, operating results, and cash flows could be materially adversely affected. Our business could also be materially adversely affected by general economic conditions, terrorist attacks, or the resulting cancellation or delay of software product offerings, technology adoption or implementation, demographic trends, consumer confidence in the economy, and changes in the overall technology and software industries.

The price of our common stock has been highly volatile and may continue to be highly volatile, which may adversely affect your ability to sell your shares and our ability to raise additional capital.

A public market for our common stock has existed since 1995. The price of our common stock has been highly volatile and may continue to be highly volatile. For instance, from October 3, 2002 through December 31, 2002, our common stock traded from a low of $0.26 to a high of $0.75 per share. The price of our common stock has experienced and may continue to experience significant volatility in response to many factors, some of which are beyond our control and may not even be directly related to us, including:

- Changes in financial estimates or recommendations by securities analysts regarding us or our common stock;

- Our performance and the performance of our competitors and other companies in the technology or marketing sectors;

- Quarterly fluctuations in our operating results or the operating results of other companies in the technology or marketing sectors;

- Additions or departures of key personnel;

- The trading volume of our common stock;

- General economic conditions and their effect on the technology or advertising and marketing sectors in general; and

- Competition, natural disasters, acts of war or terrorism or other developments affecting us or our competitors.

In addition, in recent years the stock market has experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. This volatility has significantly affected, and may continue to affect, the price of our common stock and may adversely affect your ability to sell your shares and our ability to raise additional capital. See Market for Common Equity and Related Stockholder Matters.

There may be sales of substantial amounts of our common stock in the near future, which could cause our stock price to fall and could impair our ability to raise additional capital, even if our business is doing well.

As of April 15, 2003, approximately 2,474,039 shares (or 25%) of our outstanding common stock were held by a single stockholder. We are obligated, subject to exceptions and limitations, under an agreement with this stockholder to identify persons willing to purchase blocks of these shares at a 15% discount from the current market price and to help this stockholder sell these shares until this stockholder has sold all of these shares or other conditions have been satisfied. This stockholder is not subject to a lock-up agreement and the shares owned by this stockholder are eligible for sale in the public market, subject to compliance with the volume limitations and other restrictions of Rule 144 under the Securities Act. The resulting sales, if any, of some or all of these shares, or the perception that these sales may occur, could cause our stock price to fall and could impair our ability to raise additional capital, even if our business is doing well.

We may not be able to issue common stock or sell common stock in the future.

	The terms of our agreement with this stockholder prohibit us from issuing or selling common stock, subject to exceptions, without the consent of this stockholder. If this stockholder refuses to allow us to issue or sell common stock, our ability to raise additional capital could be impaired and our financial condition could suffer.

Our directors and executive officers and a specific stockholder may exercise considerable control over Alternate Marketing, which may lead to conflicts with other stockholders over corporate governance matters.

As of April 15, 2003, our directors and executive officers and a single stockholder beneficially own collectively approximately 51% of our outstanding common stock. As a result, these persons, acting alone or together, may be able to significantly influence all matters requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation or bylaws, and the approval of mergers and acquisitions and other business combination transactions. These persons may have interests that are different from other stockholders and may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders. See Directors, Executive Officers, Promoters and Control Persons and Selling Security Holders.

Our common stock may be subject to penny stock rules and regulations.

Federal rules and regulations under the Exchange Act regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the Pink Sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker-dealer can sell a penny stock, these rules require the broker-dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction. The broker-dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker-dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker-dealer will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the investor's account. If these rules are not followed by the broker-dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker-dealers to sell shares of our common stock and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

The authorization of preferred stock, a classified board of directors, supermajority voting requirements, and certain provisions of Delaware law could make a takeover attempt more difficult or impossible, even if the takeover may be beneficial to our stockholders.

Provisions of our certificate of incorporation and bylaws and Delaware law may have the effect of deterring, delaying, or preventing a change in control of Alternate Marketing, including:

- a staggered board of directors, with three-year terms, which will lengthen the time needed to gain control of the board of directors;

- the ability of the board of directors to issue "blank check" preferred stock to facilitate implementation of a poison pill or change the balance of voting control and thwart a takeover attempt and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

- the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of our stockholders to elect director candidates;

- supermajority voting requirements for stockholders to amend provisions of our certificate of incorporation or bylaws

- limits on the ability of our stockholders to call special meetings of our stockholders; and

- advance notice provisions for stockholder proposals and director nominations.

In addition, Section 203 of the General Corporation Law of the State of Delaware and the terms of our employment agreements and stock option plans may discourage, delay, or prevent a change in control that may be beneficial to stockholders.

Our operating results could be materially adversely affected by a potential goodwill impairment charge if Hencie's operations do not improve.

     	In connection with the adoption of SFAS No. 142, Alternate Marketing allocated goodwill of $2,004,447 to each of its reporting units and tested this goodwill for impairment as of January 1, 2002. Alternate Marketing completed the testing during the second quarter ending June 30, 2002. As a result, a charge of $1,204,058 was recorded for the goodwill assigned to the logistics reporting unit. The remaining goodwill of $800,889 at June 30, 2002 was assigned to the advertising and marketing reporting unit. The fair market value of the reporting units was estimated using a combination of valuation techniques including the discounted present value of future cash flows and management's estimated values to a third party buyer. Alternate Marketing has concluded that no impairment has occurred for the advertising and marketing reporting unit as of December 31, 2002.

     	The goodwill of approximately $7 million that arose from the Hencie acquisition will be tested for impairment at least annually beginning in 2003. Hencie has been experiencing losses since the acquisition and further improvements in operations are required. However, Alternate Marketing believes that the estimated fair value of the Hencie reporting unit has not decreased significantly since the acquisition; therefore, no adjustment should be made to goodwill as of December 31, 2002.

                              USE OF PROCEEDS

We will not register any shares in connection with this registration statement and will not receive any proceeds from Drawbridge Investment Partners sale of Alternate Marketing common stock in this offering.

                                DILUTION

The common stock to be sold by the selling stockholder is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

                          SELLING STOCKHOLDERS

	Drawbridge Investment Partners, LLC owns 2,474,039 shares of Alternate Marketing Common Stock. Pursuant to this prospectus, Drawbridge Investment Partners will offer for sale 2,474,039 shares of Alternate Marketing Common Stock. If the offering is consummated Drawbridge Investment Partners will own no shares of Alternate Marketing Common Stock.

At the closing of the Hencie acquisition, Alternate Marketing made payments to Edge Technology Group, Inc. to satisfy amounts owed by Hencie to Edge pursuant to a settlement agreement between Hencie and Edge, which was included in the net liabilities assumed in the Hencie acquisition. The note was subsequently sold by Edge to Drawbridge Investment Partners. The settlement agreement included an original obligation in the aggregate amount of $1,650,000 and required monthly payments of $60,000 in principal with interest at 8%. After the closing of the Hencie acquisition, Alternate Marketing was notified by Edge of a potential event of default under the settlement agreement. Alternate Marketing negotiated a Waiver and Forbearance Agreement with Edge to provide for a waiver of the potential event of default and in order to obtain a credit against the amount outstanding under the settlement agreement. On September 6, 2002, after certain additional payments were made and certain conditions were satisfied, a credit of $450,000, plus a related interest credit of $10,455, were applied to reduce the amount outstanding under the settlement agreement. Included in the net liabilities assumed as of August 1, 2002, was the net obligation of $1,145,000 reduced for the credit negotiated in September 2002. As of December 31, 2002, the outstanding principal balance under the settlement agreement was $991,734, with related accrued interest of $11,956.

     On February 18, 2003, Alternate Marketing entered into the Release Agreement by and among Alternate Marketing, Hencie, Inc., Hencie Consulting Services, Inc., K2VC LTD, Adil Khan, Drawbridge Investment Partners, LLC., and certain directors and stockholders of Alternate Marketing. The agreement provided for settlement of the Drawbridge note payable of Hencie for a cash payment of $120,000, issuance of 2,474,039 shares of Alternate Marketing Common Stock, registration rights for such shares, and a contingent obligation for Alternate Marketing to repurchase $100,000 of Alternate Marketing common stock from Drawbridge Investment Partners annually for three years beginning February 18, 2004. In the subsequent accounting for this debt settlement in 2003, management estimates that the total cash and fair value of the equity consideration given was approximately equal to the amount of the note payable and accrued interest, which was $991,734 and $11,956, respectively, at December 31, 2002.

                          PLAN OF DISTRIBUTION

     We are registering all the shares of common stock offered by this prospectus on behalf of the selling stockholder who may sell the shares from time to time, or who may also decide not to sell all the shares that may be sold under this prospectus.

     The selling stockholder or its successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling the shares offered by this prospectus:

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

- ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

- privately negotiated transactions;

- short sales;

- transactions in which broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. It has also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

The selling stockholder also may lend or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may sell the shares so pledged, pursuant to this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.

Compensation to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange
Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

- the name of each selling stockholder and of the participating broker-dealer(s);

- the number of shares involved;

- the price at which such shares were sold;

- the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

- that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

- other facts material to the transaction.

                            LEGAL PROCEEDINGS

	On October 30, 2002, Hencie.com, Inc., a Delaware corporation, and Paul
A. Tanner initiated a legal proceeding in the County Court of Dallas County, Texas against Hencie Consulting, a wholly-owned subsidiary of Hencie, Inc., certain current and former employees of Hencie Consulting, and certain other parties. Hencie.com and Mr. Tanner are seeking approximately $2.0 million, exemplary damages, interest, and legal fees in connection with claims regarding an alleged equity investment in Hencie Consulting prior to acquisition of Hencie by Alternate Marketing. On February 18, 2003,
Alternate Marketing executed a Mutual Release Agreement with Alternate Marketing's CEO which provides for Alternate Marketing's CEO to contribute a number of shares of common stock to Alternate Marketing if Alternate
Marketing requests the transfer to be used for any settlement of this litigation. Alternate Marketing intends to vigorously defend against and contest the claims and pursue any potential counterclaims that may be available to Hencie Consulting. Alternate Marketing believes that the shares provided for in the Mutual Release Agreement would be sufficient to cover its portion, if any, of a settlement amount. Therefore, Alternate Marketing believes that the resolution of this matter will not have a material adverse effect on its financial position, results of operations or cash flows.
However, no assurance can be given that Alternate Marketing would not be materially adversely affected by an adverse outcome with respect to these claims or legal fees or expenses related to investigating, contesting, and defending against these claims (whether or not Alternate Marketing is successful in defending against these claims), and the diversion of the time and resources of Alternate Marketing management in connection with these claims.

     	On August 22, 2002, a former officer of Hencie initiated a legal proceeding in the District Court of Dallas County, Texas against Hencie seeking approximately $380,000 in damages in connection with claims regarding an alleged breach of the employment agreement between Hencie and the former officer. The former officer was terminated by Hencie for cause prior to the acquisition of Hencie by Alternate Marketing. Alternate Marketing intends to vigorously defend against and contest the claims and pursue any potential counterclaims that may be available to Hencie on behalf of Hencie. Alternate Marketing believes that it is unlikely that this matter will have a material adverse effect on its financial position, results of operations or cash flows.

     	On July 3, 2002, Alternate Marketing initiated a legal proceeding in the Superior Court of Essex County, Massachusetts against a customer of Alternate Postal Direct seeking damages, interest, and legal fees in connection with claims regarding a breach of contract by the customer and non-payment of an outstanding account receivable. On August 12, 2002, the customer filed an answering statement and counterclaims seeking judgment and unspecified damages. Alternate Marketing intends to vigorously pursue its claims against the customer and defend against and contest the counterclaims.

We are not aware of any other pending or contemplated legal proceeding to which Alternate Marketing is or may be a party or any assets of Alternate Marketing that are or may be subject to such a proceeding other than (i) the legal proceedings described in this prospectus, (ii) routine litigation incidental to the business of Alternate Marketing, and (iii) legal proceedings involving claims for damages involving amounts (exclusive of interest and costs) not exceeding 10% of the current assets of Alternate Marketing, if any.

     	From time to time, Alternate Marketing may be subject to routine litigation and other legal proceedings incidental to its business. The business, financial condition, and operations of Alternate Marketing could be materially adversely affected by an outcome that is adverse to Alternate Marketing with respect to any such litigation or legal proceedings or legal fees or by expenses related to investigating, contesting, and defending against the claims related to such litigation or legal proceedings (whether or not Alternate Marketing is successful in defending against such claims), and the diversion of the time and resources of management of Alternate Marketing in connection with such litigation or legal proceedings.

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

	The current directors and executive officers of Alternate Marketing are:

                                                               Present     Year
                                                                Term   First Elected
Name/Position(s) and Office(s) with Alternate Marketing   Age   Expires   Director
Phillip D. Miller                                         51     2005      1988
President and Chairman of the Board
Adil Khan                                                 37     2005      2002
Director and Chief Executive Office
Thomas Hiatt                                              55     2004      1998
Director
R. Phillip Baker                                          55     2004      2002
Director
J. Robert Routt                                           49     2003      2002
Director
Sandra J. Smith                                           44     N/A       N/A
Secretary, Treasurer, and Chief Financial Officer
Frank O'Connell                                           60     N/A       N/A
Vice President-Sales/USSPI Division
David Bender                                              50     N/A       N/A
Chief Operating Officer
William Warren                                            44     N/A       N/A
Vice President-Business Development/Hencie Division

	The following biographical information is furnished with respect to each of the current directors and executive officers.

	Phillip D. Miller. Mr. Miller is the founder of Alternate Marketing and has served as its Chief Executive Officer (CEO) and as a member of the Board since inception in 1988. He became Alternate Marketing's President in August 2002, when Alternate Marketing acquired Hencie and he was replaced as the Alternate Marketing's CEO. Mr. Miller has 25 years experience as an entrepreneur, primarily in the private delivery industry, where he is recognized as a leader and spokesperson. In the course of his career, Mr. Miller has founded and either merged or sold five companies, including Promotional Media Management, American Field Marketing, and Discovery BIDCO (a financial institution in the State of Michigan). Mr. Miller holds an associate degree in business from Grand Rapids Junior College.

	Thomas Hiatt. Mr. Hiatt has been a director of Alternate Marketing since January 12, 1998. Mr. Hiatt is a general partner of Middlewest Management Co., LP, which serves as the general partner of Middlewest Ventures II, LP, a venture capital fund. He is also a managing director of MWV Capital Partners, a private equity fund. Mr. Hiatt currently serves as a director of several companies, including PackageNet, Inc., PowerWay, Inc. and Stratis Corporation.

     	Adil Khan. Mr. Khan has been the Chief Executive Officer of Alternate Marketing and a director since August 2002, when Alternate Marketing acquired Hencie. Mr. Khan, founder of Hencie, graduated from Virginia Tech University in 1986 with a degree in Computer Engineering. His professional experience includes many different areas in the software services industry, including designing software and technical infrastructure, marketing software services, building strategic alliances, and managing day-to-day operations. He also attended an Executive MBA program at the University of Texas at Dallas and completed his education in marketing and management. Mr. Khan started his career as a software engineer in 1986 designing mission-critical software systems based on UNIX and Oracle databases. In 1989, he co-founded Champ Computer Systems to create and market vertical software for the healthcare and retail industries, including the popular product, Register-Mate, to retail stores. In 1994, Champ Computer Systems was sold to Polyphase Corporation. In 1995, Mr. Khan entered the enterprise software market and provided senior consulting services at MCI Systemhouse (now EDS) and Oracle Corporation.

     	R. Phillip Baker. Mr. Baker has been a director of Alternate Marketing since August 2002. Mr. Baker is a certified public accountant. He graduated form the University of Texas at Austin in 1969, with a major in accounting.
He practiced public accounting for 22 years while building the largest local public accounting firm during that period in the Dallas/Ft, Worth, Texas area. From 1971 to the time he sold his interest in the firm, Mr. Baker concentrated his practice in the rent-to-own industry as it was being formed and expanded. In addition, he advised and assisted clients in business sales and acquisitions and significant financings. In 1991, he sold his practice and joined Chickasaw Holding Company, a telecommunications company in Oklahoma, as Executive Vice President, becoming Chief Executive Officer in 1996. Since retiring in the spring of 2000, he has been assisting a private group of which he is a principal in the acquisition of a chain of consumer small loan stores.

     	J. Robert Routt. Mr. Routt has been a director of Alternate Marketing since December 2002. Mr. Routt retired in May 2002 from E.W. Scripps Company where he served as vice president and controller. E.W. Scripps is a New York Stock Exchange-traded media company with revenues in excess of $1 billion. Mr. Routt was an auditor with Deloitte & Touche from 1976 through 1980, when he joined E.W. Scripps.

    	Sandra J. Smith. Ms. Smith has been the Chief Financial Officer of Alternate Marketing since July 1995. From 1989 until appointment as Chief Financial Officer, Ms. Smith served as the Controller of Alternate Marketing. From 1987 to 1989, Ms. Smith was Controller of United Delivery Systems, a private delivery firm, which was founded and operated by Phillip D. Miller prior to the formation of Alternate Marketing in 1989. Ms. Smith has been a licensed certified public accountant since 1983. Ms. Smith holds a bachelor of business administration degree from Grand Valley State University.

     	Frank O'Connell. Mr. O'Connell has been Vice President and Sales Manager - USSPI Division of Alternate Marketing since March 1996. From 1994 until appointment as Vice President, Mr. O'Connell served as Vice President of Sales for the USSPI Division of National Home Delivery, Inc. From 1979 through 1994, Mr. O'Connell served in various sales positions for U.S. Suburban Press, Inc. Prior to 1979, Mr. O'Connell held sales positions at various companies including Media Networks, Inc., Redbook and Cosmopolitan Magazine. Mr. O'Connell holds a bachelor's degree from Southern Illinois University.

     	David Bender. Mr. Bender was promoted to Chief Operating Officer of Hencie in 2001. Previously, he directed Hencie's delivery organization, managing client relationships and upselling. Mr. Bender has more than 26 years of experience in information technology, with more than 23 years of management experience. During a 19-year tenure at Kerr-McGee, Mr. Bender served as Assistant Controller-Systems and Director of System Development managing a team of over 100 IT professionals and Manager of the Exploration and Production Information Technology Division, responsible for worldwide oil & gas IT. He managed and delivered multiple enterprise resource planning
(ERP) and energy projects budgeted at more than $25 million that included more than 120 project participants. Mr. Bender joined Hencie in May 2000. Mr. Bender has a Bachelor of Science in Mathematics from Davidson College and a Master of Business Administration, Accounting degree from University of Houston.

     	William Warren. Mr. Warren has 20 years of experience in the consulting and information technology industries, including over 17 years in sales, sales management, business development, and client relationship management roles. Mr. Warren began his career at IBM where he held positions in sales and marketing in the National Accounts Division with responsibility for accounts in the oil and gas industry. Most recently, Mr. Warren served as Regional Director, Business Development for the Southwestern Region of Cambridge Technology Partners, a major consulting and systems implementation firm. He was responsible for managing the sales, field marketing and client management functions for this $40M region. Mr. Warren has direct experience in a variety of practice areas including ERP, client relationship management
(CRM), e-business and web development, custom application development, strategy services, and business process re-engineering. Mr. Warren holds a Master of Business Administration degree in Marketing from the University of North Texas with emphasis in strategic market planning. Mr. Warren joined Hencie in April 2001 as Vice President-Business Development.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     	The following table sets forth information, as of April 15, 2003, as to the name, address, and shares of each class of equity securities of Alternate Marketing or any of its parents or subsidiaries other than directors' qualifying shares, beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by all directors, nominees, and "named executive officers" (as defined in Item 402(a)(2) of Regulation S-B) of Alternate Marketing, directors and executive officers of Alternate Marketing as a group, and any person who is known to us to be the beneficial owner of more than five percent (5%) of any class of Alternate Marketing's voting securities.

Title                           Amount and Nature of   Percent   Amount and Nature of
of       Name and Address       Beneficial Ownership   of        Beneficial Ownership
Class(1) of Beneficial Owner(2) Pre-Offering(3)        Class(4)  Post-Offering(3)
         Individual Directors, Nominees,
         and Named Executive Officers:
         Adil Khan
         Director and Chief
         Executive Officer           1,000,000(5)         10.1      1,000,000(5)
         Phillip D. Miller
         Director, President, and
         Chairman of the Board       886,553(6)           9.9       886,553(6)
         Thomas Hiatt
         Director                    381,008(7)           4.3       381,008(7)
         J. Robert Routt
         Director                    252,710              2.8       252,710
         Sandra J. Smith
         Secretary, Treasurer, and
         Chief Financial Officer     80,550(8)            *         80,550(8)
         David Bender
         Chief Operating Officer     68,199(9)            *         68,199(9)
         Frank O'Connell
         Vice President-Sales/
         USSPI Division              27,000(10)           *         27,000(10)
         R. Phillip Baker
         Director                    6,000                *         6,000
         William Warren
         Vice President-Business
         Development/
         Hencie Division             6,000                0.0%      6,000
         Directors and Executive Officers
         as a Group:
         9 persons                   2,702,020            27.0      2,702,020
         Other 5% Beneficial Owners:
         Drawbridge Investment Partners LLC
         c/o Fortress Investment Group
         1251 Avenue of the Americas, Suite 1600
         New York, NY 10020          2,474,039            25.0      0
         Stan Henry
         2137 Deer Park Avenue
         Deer Park, NY 11729-1321    888,953(12)          10.0      888,953(12)
         Tribune Company
         435 N. Michigan Avenue
         Chicago, Illinois 60611     843,758(13)          9.5       843,758(13)
         The Krieger Group
         P.O. Box 7787
         Princeton, New Jersey 08543 675,992(14)          7.6       675,992(14)
__________

(1)  	Unless otherwise indicated, the title of each class of securities included in this table is common stock, par value $0.01 per share.

(2)	Unless otherwise indicated, the address for each beneficial owner included in this table is c/o Alternate Marketing Networks, Inc., 13155 Noel Road, 10th Floor, Dallas, Texas 75240.

(3)	Unless otherwise indicated, each beneficial owner included in this table has sole voting and investment power with respect to the securities beneficially owned, subject to applicable community property laws, unless otherwise indicated.

(4)	The beneficial ownership percentages in this table have been calculated on the basis of the amount of outstanding securities, excluding securities held by or for the account of Alternate Marketing or its subsidiaries, plus securities deemed outstanding pursuant to Rule 13d-
3(d)(1) under the Exchange Act.

(5)	Does not include 4,428 shares of the 17,300,904 diluted outstanding shares of common stock, par value $0.01 per share, of Hencie, Inc., a Delaware corporation and a majority owned subsidiary of Alternate
Marketing, which Mr. Khan has the right to acquire within 60 days of April 15, 2003 pursuant to options granted by Hencie to Mr. Khan under the Hencie 2000 Stock Option Plan.

(6)	Includes 25,000 shares which Mr. Miller has the right to acquire within
60 days of March 24, 2003 pursuant to options granted by Alternate
Marketing to Mr. Miller under the Stock Option Plan and 232,975 shares which The Krieger Group has the right to acquire within 60 days of March 24, 2003 pursuant to an option granted by Mr. Miller to The
Krieger Group.  See also Note 13 below.

(7)	Includes 363,508 shares held of record by Middlewest Ventures II, LP, of which Mr. Hiatt is a general partner, and 17,500 shares which Middlewest has the right to acquire within 60 days of March 24, 2003 pursuant to an option granted by the Alternate Marketing to Middlewest under the Outside Directors and Advisors Stock Option Plan.

(8)	Includes 30,000 shares which Ms. Smith has the right to acquire within
60 days of March 24, 2003 pursuant to options granted by Alternate
Marketing to Ms. Smith under the Stock Option Plan.

(9)	Does not include 3,998 shares of the 17,296,476 outstanding shares of common stock, par value $0.01 per share, of Hencie, Inc., a Delaware corporation and a majority owned subsidiary of Alternate Marketing, owned and held of record by Mr. Bender.

(10)	Includes 30,000 shares which Mr. O'Connell has the right to acquire within 60 days of March 24, 2003 pursuant to options granted by Alternate Marketing to Mr. O'Connell under the Stock Option Plan.

(11)	Does not include 180,000 shares of the 17,296,476 outstanding shares of common stock, par value $0.01 per share, of Hencie, Inc., a Delaware corporation and a majority owned subsidiary of Alternate Marketing, owned and held of record by Mr. Warren.

(12)	Includes 388,516 shares held for the benefit of family members, 5,000 shares which Mr. Henry has the right to acquire within 60 days of March
24, 2003 pursuant to options granted by Alternate Marketing to Mr.
Henry under the Outside Directors and Advisors Stock Option Plan, and
232,975 shares which The Krieger Group has the right to acquire within 60 days of March 24, 2003 pursuant to an option granted by Mr. Henry to The Krieger Group. See also Note 13 below.

(13)	Does not include shares held of record by Messrs. McKeon and Sito, who are affiliates of Tribune and former directors of Alternate Marketing.

(14)	Includes 5,500 shares, which may be purchased by Dale B. Krieger, a former director of Alternate Marketing, upon exercise of an option granted under the Outside Directors and Advisors Stock Option Plan and 19,250 shares, which may be purchased upon exercise of an option granted under the Stock Option Plan. Shares held of record as follows:
(i) shares described in Note (4) above, held of record by Dale B.
Krieger, a former director of Alternate Marketing, (ii) 496,057 shares held of record by The Krieger Family Limited Partnership, which includes 396,057 shares which may be acquired upon exercise of options from Phillip D. Miller and Stan Henry; (iii) 69,891 shares held of record by Richard A. Ruderman, which may be acquired upon exercise of options from Phillip D. Miller and Stan Henry; (iv) 20,294 shares held of record by Paula Ruderman; (v) 32,000 shares held of record by The
Dale and Veronica Krieger Foundation, and (vi) 33,000 shares held in accounts managed by KR Financial Investment Advisory Clients, an investment advisor.

* 	Less than 1.0%.

Change in Control

     	To the knowledge of Alternate Marketing, no change in control of Alternate Marketing has occurred since January 1, 2002.

                           DESCRIPTION OF SECURITIES

On August 1, 2002, Alternate Marketing reincorporated in Delaware and exchanged its common stock, no par value, for common stock, $.01 par value. The Amended and Restated Certificate of Incorporation of Alternate Marketing provides for fifty million (50,000,000) authorized shares of common stock, par value $.01, and five million (5,000,000) shares of preferred stock, par value $.01.

Common Stock

As of April 15, 2003, there were 9,895,878 shares of common stock outstanding held by approximately 56 stockholders of record. Immediately following this offering, there will be 9,895,878 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. See Dividend Policy. If we are subject to a liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

The board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying or preventing a change in our control. We have no present plan to issue any shares of preferred stock.

Certain Anti-Takeover Provisions

The board of directors may change the number of directors by a majority vote. The certificate of incorporation provides that the board of directors shall be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term. Our certificate of incorporation does not provide for cumulative voting in the election of directors. The certificate of incorporation provides that a director may be removed only for "cause" by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3) of the outstanding shares of our common stock.

The classification of directors and the provisions of the certificate of incorporation that limit the ability of stockholders to change the size of the board of directors will have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of our stockholders may be required for our stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believes that such change would be desirable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental
Stock Transfer & Trust Company. Their address is 17 Battery Place New York, New York 10004.

                                INDEMNIFICATION

	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              DESCRIPTION OF BUSINESS

Overview

Alternate Marketing Networks, Inc. is a business services company serving Fortune 500 and middle market companies, through three complementary lines of business services: software implementation and support services; logistics process management; and advertising and marketing process management. Our services are provided throughout the United States to clients such as General Motors, Verizon, Raytheon, and Lone Star Steel.

Our History

We were originally organized in 1988 as a Michigan corporation with the mission to be a single source provider of marketing solutions. In 2000, we began expanding our services to take advantage of the wide use of internet technologies through building and acquiring online marketing businesses. In 2002, we significantly increased our technology service capabilities by acquiring Hencie, Inc., a Dallas-based information technology company specializing in enterprise software implementation and support services.
With the completion of this acquisition in August 2002, we adopted a plan to leverage the core competencies of Hencie and its management with the existing infrastructure of Alternate Marketing. In 2002, we also reincorporated in Delaware. We currently have three operating segments based on our service offerings.

Our Services

Technology

The technology segment provides software consulting, implementation, and support services related to Oracle Corporation's suite of enterprise business applications to help its customers improve their business performance by applying direct industry experience, expertise in Oracle technology, and our in-depth knowledge of business processes to create mission-critical business solutions for these companies. This segment also provides enterprise resource planning, supply chain management, customer relationship management, application integration, and enterprise portal services. Customers of the technology segment include companies in the manufacturing, energy, and distribution industries. A majority of these customers are middle market companies with annual revenues greater than $100 million. The technology segment generates a majority of its revenue on a time and materials fee basis in connection with the implementation of Oracle software applications. The balance of its revenues are derived from providing pre-implementation consulting services and post-implementation support services. Revenues are recognized as services are performed, primarily on a time and materials basis.

Logistics

The logistics segment delivers and tracks and verifies the delivery of various products, including telephone directories, and provides brokered transportation of various goods for national and regional companies. This segment's internet-based itrackdirectories SM system allows it to electronically monitor and update its customers on the delivery status of their products. Customers of the logistics segment include companies in the telecommunications, publishing and packaged goods industries. Logistics segment revenues are recognized primarily as distribution services and verification services are completed.

Advertising and Marketing

The advertising and marketing segment forms newspaper advertising networks and sells and places print advertising and advertising inserts in suburban newspapers for national advertisers. This segment has been placing advertising in suburban newspapers for over 30 years, and has long-term relationships with its customers as well as the newspapers in which the advertising is placed. Customers of this segment are able to choose from approximately 1,100 newspapers in over 50 markets nationwide and may focus advertising on specific regions and demographic segments. This segment handles all of the customary back room advertising functions ensuring that the ads run correctly and provides customers with a "one-order one-bill" service. Customers in the advertising and marketing segment include companies in the telecommunications, automotive, travel and hospitality industries. Revenues for this segment are recognized primarily as the print advertising and advertising inserts are distributed with the newspapers.

The Fulcrum Strategy

     	Alternate Marketing has crafted the Fulcrum Strategy, to build a sustainable, differentiated position based on its expanded capabilities as a result of the Hencie acquisition. This strategy has been specifically designed to achieve growth and profitability by leveraging Alternate Marketing's core strengths in business processing and enterprise software to expand into adjacent market areas. Under this strategy, Alternate Marketing intends to build a collaborative network of solution providers centered around a common mission and brought into this network through asset-based acquisitions and strategic alliances. Alternate Marketing intends to develop clients for life through a commitment to delivering business results by applying technology to mission-critical business processes and building brand equity by consistently earning highest client satisfaction through exceeding expectations.

     	The strategy calls for creating front-end services to position Alternate Marketing as a specialist in selected industries and back-end services for the ongoing support and management of systems and processes that have already been implemented. This PLAN-BUILD-OPERATE approach represents the full lifecycle of services that a client is likely to purchase. PLAN services will include IT strategic consulting services for discrete manufacturing, logistics, energy and other industries. BUILD services include enterprise software consulting and implementation services to support the PLAN layer, and OPERATE services include outsourced support offerings for the ongoing management of processes, applications and hosting services.

     	We see opportunities for acquisitions of privately held, regional, IT boutique firms that can strategically fulfill our plan. We are targeting firms that can bring a sustainable revenue stream of backlog and booking opportunities with the ability to retain key clients. We expect to achieve costs savings through operational efficiencies. We may enter into strategic alliances with key members of the marketplace, because acquisition is not always practicable or advantageous. We have two significant alliances we expect to contribute significantly to our success in 2003. The first is the Hencie's relationship with Oracle as a certified partner. The second is USSPI's sales alliance with Papel Media to access a nationwide network of Hispanic newspapers.

Competition

	Technology

The primary competitors of the technology segment and for Oracle solutions implementation include large accounting and consulting firms, such as Bearing Point Consulting (formerly KPMG Consulting) and CSC, and the service divisions of various software developers, such as Oracle Consulting. In addition, the technology segment may compete with its customers' own internal information technology staff and service providers. We believe our competitive advantages include offering a broad scope of fully integrated consulting services, industry expertise, and our focus on developing user-friendly solutions in a timely and cost-efficient manner.

Logistics

The primary competitors for distribution of telephone directories in Alternate Marketing's logistics segment include two large national private companies who each have been delivering directories for regional Bell Operating Companies for many years. Product Development Corporation (PDC) is the largest and best example of this group. For transportation services, Alternate Marketing competes with trucking companies. Alternate Marketing competes with these types of competitors by focusing on a more regional basis and integrating a web-based tracking system and an easy to use trucking system with its efficient direct-to-door delivery capabilities. We believe our competitive advantages include value added services and reasonable pricing.

	Advertising and Marketing

The primary competitors for placement of national newspaper advertising in Alternate Marketing's advertising and marketing segment are national advertising representation firms. They usually receive a fixed fee plus a sales commission from newspapers. Landon and Associates is an example of this type of rep firm. Alternate Marketing competes with these types of companies by being resellers of newspaper space. USSPI bills the clients and pays the newspapers. Newspapers do not pay USSPI a fee and clients can be assured of receiving the best newspaper rates offered. We believe our competitive advantages include our marketing services, such as targeting, and cost-efficient pricing.

Employees

As of December 31, 2002, Alternate Marketing employed approximately 91 total persons in the following capacities:

Employment Capacity                          		Approximate Number of
Employees

Full Time Employees:
  Operations and IT consulting                            		 50
  General and Administrative Support                	             15
  Sales and Sales Support                                     	 11
    Total Full Time Employees                                      76
Part Time Employees(1):
  Operations                                              	     	 15
    Total Part Time Employees                             		 15
    Total Employees                                       	     	 91

(1) The number of part time employees varies from month to month.

No employees of Alternate Marketing are subject to collective bargaining agreements. Alternate Marketing does not have employment agreements with all of its employees. We believe our employee relations are satisfactory.

Intellectual Property

We utilize the following service marks: Hencie Consulting, USSPI, Alternate Postal Direct, APD, SMART System, itrackdirectories.com, ilikesamples.com, iquotefreight.com, and Knowledge Bank. We believe that our service marks have value and are an important factor in the marketing of our business services. We intend to oppose vigorously any infringement upon our service marks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

             Cautionary Note On Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the captions Business, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, will, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future economic performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, dependence upon software vendors or significant customers, inability to expand our business, lack of diversification, sales volatility or seasonality, increased competition, changing customer preferences, results of arbitration and litigation, stock volatility and illiquidity, failure to successfully reorient Alternate Marketing as a technology/marketing services company, failure to implement our business plans or strategies, failure to attract acquisition targets, or ineffectiveness of our marketing program to develop and capitalize on strategic alliances. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under the caption Risk Factors and elsewhere in this prospectus. Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. Alternate Marketing disclaims any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

     	Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption Risk Factors in this prospectus, our Condensed Consolidated Financial Statements and the related notes thereto included in Item 22 of this prospectus, and other documents filed by Alternate Marketing from time to time with the Securities and Exchange Commission.

Year in Review

     	During 2002, we focused on improving the efficiency, profitability and revenue stability of our two existing business segments while we searched for an acquisition to complement the current base of business with higher gross margins and greater growth potential. We also paid two special cash dividends for which a significant portion would be treated for stockholders' income tax purposes as a return of capital.

     	In early 2002, in connection with our efforts to improve efficiency of the existing segments, we implemented a proprietary software system for the advertising and marketing segment, referred to as the SMART System SM, to maintain this segment's unique database, to produce and track insertion orders, and to produce invoices for the customers. We also negotiated an extension to provide additional services in the logistics segment under a contract with a major telephone directory publisher until 2006.

     	In late 2002, we negotiated an amendment to an agreement to eliminate unnecessary fixed monthly consulting fees and expenses in connection with our efforts to improve the efficiency and profitability of the logistics segment.

     	On April 9, 2002 we entered into an agreement to acquire Hencie and consummated the acquisition on August 1, 2002. Five months of operating results of Hencie are included in the financial statements for fiscal 2002. Immediately after the acquisition, we began an integration and cost savings plan between the newly acquired technology segment and the other existing business segments. Alternate Marketing also began The Fulcrum Strategy which calls for future growth and potential additional acquisitions in 2003.

Results of Operations

Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001.

     Results of operations for the fiscal years ended December 31, 2002 and 2001 are as follows:

                                               		2002         2001
                                              		------       ------
     Net revenues. . . . . . . . . . . . . 		$20,296,838  16,626,151
     Cost of revenues. . . . . . . . . . . 		14,986,673   12,837,911
                                         			-----------  ----------
     Gross profit. . . . . . . . . . . . .  	 	5,310,165    3,788,240
                                         			-----------  ----------
     Selling, general and
      administrative expenses. . . . . . .   		5,672,350    4,536,618
                                         			-----------  ----------
     Loss from operations. . . . . . . . .    		(362,185)    (748,378)
                                         			-----------  ----------
     Loss before accounting change . . . .   		(339,888)    (404,871)
                                         			-----------  ----------
     Cumulative effect of accounting
      change . . . . . . . . . . . . . . .  		(1,204,058)        --
                                         			-----------  ----------
     Net loss. . . . . . . . . . . . . . . 		$(1,543,946) $404,871)
                                         			===========  ==========
     Per share - basic and diluted:
      Loss before accounting change        		$ (0.05)     $ (0.09)
  		                                          ===========  ==========
     Net loss                             		$ (0.24)     $ (0.09)
                                         			===========  ==========
     Weighted average number of shares
      outstanding-basic and diluted. . . .   		6,380,082    4,612,805

     The following table sets forth select consolidated operating data of Alternate Marketing expressed as a percentage of net revenues for the years ended December 31, 2002 and 2001:

                                               	2002          	2001
                                             	--------     	--------
     Net revenues. . . . . . . . . . . . .    	100.0 %       	100.0 %
     Gross profit. . . . . . . . . . . . .     	26.2 %        	22.8 %
     Operating expenses. . . . . . . . . .     	28.0 %        	27.3 %
     Operating loss. . . . . . . . . . . .     	(1.8)%        	(4.5)%
     Net loss. . . . . . . . . . . . . . .     	(7.6)%        	(2.4)%
                                             	========     	========

     NET REVENUES:

	                              For the years ending
                                    December 31,
                                    ----------------------
                                    2002            2001          % change
                             		-----------     ----------    --------
     Technology                    	$ 3,073,881     $    --         --
     Advertising and Marketing     	13,322,883      10,893,681    22.3 %
     Logistics                     	3,900,074       5,732,470    (32.0)%
                             		-----------     ----------   	--------
     Total Net Revenues            	$20,296,838     $16,626,151  	22.1 %
                             		===========     ==========    ========

     	The net revenues increase of $3,670,687 for 2002 as compared to 2001 was primarily due to the addition of the technology segment through the acquisition of Hencie, Inc., which accounted for revenues of $3,073,881 from August 1, 2002 to December 31, 2002. The advertising and marketing revenues increased $2,429,202 in 2002 as Alternate Marketing added new customers. The logistics revenues decreased by $1,832,396 in both the transportation and the directory distribution areas as Alternate Marketing focused its efforts on its larger and more profitable customers. While revenues declined due to this focus, profitability in this segment is expected to remain at approximately the same level.

     GROSS PROFIT:

	                              For the years ending
                                    December 31,
                                    ----------------------
                                    2002         2001           % change
                                    -----------  -----------    --------
     Technology                     $ 1,380,497  $    --         -- %
     Advertising and Marketing      2,123,280    1,757,166      20.8 %
     Logistics                      1,806,388    2,031,074     (11.1)%
                                    -----------  -----------    --------
     Total Gross Profit             $ 5,310,165  $ 3,788,240    40.2 %
                                    ===========  ===========    ========

	GROSS PROFIT %:

	                              For the years ending
                                    December 31,
                                    ----------------------
                                    2002         2001           change
                             		-----------  -----------   --------
     Technology                     44.9 %       --             --
     Advertising and Marketing      15.9 %       16.1 %         (0.2)%
     Logistics                      46.3 %       35.4 %         10.9 %
                             		-----------  -----------    --------
     Total Gross Profit %          	26.2 %       22.8 %         3.4 %
                             		===========  ===========    ========

     	The gross profit increase of $1,521,925 was primarily due to the addition of the technology segment, which generated gross profits of $1,380,497 from August 1, 2002 through December 31, 2002, and led to the overall increase in gross profit percentage for Alternate Marketing. In addition, as Alternate Marketing focused in its logistics segment on its primary customers through its decision to reduce the number of smaller deliveries it performs, and selected specific geographic areas to cover, it was able to generate efficiencies, which enabled it to increase the gross profit percentage in this segment. In addition, higher unemployment levels provided for an increased availability of labor, thereby keeping the costs down in the logistics segment. While revenues in the logistics segment decreased by 32%, gross profits percentage increased by 10.9%.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:

                              	For the years ending
                                   	December 31,
                                   	----------------------
                                   	2002         2001         % change
                                   	-----------  -----------  --------
     Total S,G&A Expenses           $ 5,672,350  $ 4,536,618  25.0 %
                                   	===========  ===========  ========

     	Selling, general and administrative expenses increased in 2002 primarily due the addition of the technology segment. Total selling, general and administrative expenses increased $1,135,732, with approximately $1.4 million attributable to the technology segment for the period August 1, 2002 to December 31, 2002. While Alternate Marketing continues to hold down most of its overhead costs, costs (such as legal, accounting, and directors and officers liability insurance) attributable to being a public company continue to rise significantly. The increase in this area in 2002 was approximately $128,000. After excluding the increase from the technology segment of $1.4 million and the increase of public company costs of $128,000, other costs decreased approximately $380,000. In addition, Alternate Marketing recognized goodwill amortization expense in 2001 of approximately $150,000, compared to no goodwill amortization expense in 2002 due to the accounting change for adopting SFAS No. 142, which eliminates goodwill amortization.
     	OTHER INCOME (EXPENSE), NET:

                                  	For the years ending
                                         	December 31,
                                   		----------------------
                                   		2002         2001        % change
                                   		-----------  ----------- --------
     Interest income                   	$15,352  	$125,847     (87.8)%
     Interest expense                     (110,069)   --        	  -- %
     Gain on asset disposal               292         --        	  -- %
                                   		----------- -----------  --------
     Total Other Income (Expense), Net 	$(94,425) 	$125,847   	 (175.0)%
                                   		=========== ===========  ========

     	Interest income decreased $110,495 and interest expense increased $110,069 during 2002 as compared to 2001, due to the decrease in cash available for investing and the borrowings made on Alternate Marketing's financing arrangements, including those obtained in the Hencie acquisition. Interest income was higher in 2001 due to temporary investment of proceeds from the sale of the offline sampling division, which was sold at the end of 2000. The change in cash availability for investing was largely attributable to the dividends paid during 2002. In addition, the increase in interest expense was largely attributable to the debt assumed as part of the Hencie acquisition (technology segment).

     INCOME TAXES:

     During 2002 Alternate Marketing recorded a federal income tax benefit of $128,282 and state income tax expense of $11,560. During 2001 Alternate Marketing recorded a federal income tax benefit of $220,032 and state income tax expense of $2,372.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

     In connection with the adoption of SFAS No. 142, Alternate Marketing allocated goodwill of $2,004,947 to each of its reporting units and tested this goodwill for impairment as of January 1, 2002. Alternate Marketing completed the testing during the second quarter ending June 30, 2002. As a result, a charge of $1,204,058 was recorded to goodwill assigned to the logistics reporting unit. The fair market value of the reporting units was estimated using a combination of valuation techniques including the discounted present value of future cash flows and management's estimated values to a third party buyer.

     INFLATION

     Alternate Marketing believes that inflation has not had a material impact on its operations or liquidity to date.

     SEASONALITY AND OTHER BUSINESS FLUCTUATIONS

     Although the logistics segment and the advertising and marketing segment experience some seasonality in operations corresponding with holiday advertising, such variations have not been material to the overall results of operations of Alternate Marketing. Revenues from the delivery of telephone directories also fluctuate quarterly with the contractual delivery schedules of Alternate Marketing's customers and vary during the course of the year.

     Revenues and operating results from the technology segment have fluctuated significantly in the past. The technology segment has historically experienced greater revenues during its first and second fiscal quarters, and significantly lower revenues in its third and fourth fiscal quarters. Accordingly, although a comparison of any given fiscal quarter to the same fiscal quarter of a previous year may be meaningful, other period-to-period comparisons, including comparisons of fiscal quarters in the same fiscal year may not be meaningful.

     This fluctuation between quarters is attributable to the project cycles of customers of the technology segment, most of whom have calendar-based fiscal years and are more likely to start project cycles during the first half of the year. Further, most of the technology segment's expenses, including expenses associated with its employees, are relatively fixed in the short-term, several other factors can cause significant variations in the quarterly operating results, including:

     -  fluctuations in the number of customer projects it is awarded;

     -  cancellations or delays by its customers of planned projects;

     -  its employee utilization rate; and

     -  number of billable days in a given quarter.

     	Alternate Marketing believes that the technology segment will experience similar fluctuations in operations in the future. If Alternate Marketing is unable to predict the cyclical customer demand in a slower growth or distressed economic environment, expenses may be disproportionate to and/or exceed revenues.

     LIQUIDITY AND CAPITAL RESOURCES

     Alternate Marketing has historically funded its operations and working capital needs from operating cash flows. However, during the year ended December 31, 2002, Alternate Marketing's cash decreased $3,232,959. This decrease was primarily attributable to the payments of two dividends totaling $2,751,663 and the payments of certain liabilities assumed by Alternate Marketing in connection with the Hencie acquisition. Alternate Marketing currently has no plans to pay dividends. Since the payment of the two dividends and the acquisition, Alternate Marketing has funded its operations and working capital needs from operating cash flows and borrowings.

     Net cash used in financing activities of $3,222,617 for the year ended December 31, 2002 included payments of dividends of $2,751,663. In addition, Alternate Marketing had net bank borrowings of $1,125,000. Alternate Marketing also made net payments on notes payable assumed with the Hencie acquisition totaling $1,595,954 during the five-month period subsequent to the acquisition (August 1, 2002 through December 31, 2002).

     Net cash provided by operating activities was $244,528 for the year ended December 31, 2002. This was largely attributable to the increase in accounts payable. This made cash available to finance other operating activities such as paying liabilities assumed with the Hencie acquisition, including a payment to the Internal Revenue Service of approximately $609,000.

     The liabilities assumed by Alternate Marketing in connection with the Hencie acquisition include short-term as well as long-term obligations. The short-term obligations include accounts payable, other to former vendors, as well as expenses related to the acquisition itself. As of December 31, 2002, the liabilities included a long-term note requiring monthly payments of $60,000 with interest at 8% and a maturity date of April 2004 and a Small Business Administration loan requiring monthly payments of $2,604 with interest at 9.75% and a maturity date of March 2006. As of December 31, 2002, the balance outstanding on the two liabilities was $1,084,242, of which $396,311 was long-term and $687,931 was the current portion. The current portion of long-term debt includes other notes assumed from Hencie in the amount of $165,366. On February 18, 2003, the Alternate Marketing entered into an agreement for settlement of the Drawbridge note. The agreement provided for a cash payment of $120,000, issuance of 2,474,039 shares of Alternate Marketing's Common Stock, registration rights for such shares, and an obligation for Alternate Marketing to repurchase $100,000 of Alternate Marketing's common stock from Drawbridge annually for three years beginning February 18, 2004. Alternate Marketing believes that this debt settlement significantly improved the liquidity position of Alternate Marketing, as approximately $1 million of liabilities were converted primarily to common stock and additional paid in capital; therefore, eliminating the requirement for future monthly payments.

     Alternate Marketing has agreements with a bank providing for a $1,000,000 line of credit, the advertising and marketing accounts receivable credit facility, to National Home Delivery, Inc., an Illinois corporation and a wholly owned subsidiary of Alternate Marketing, and a $500,000 line of credit, the logistics accounts receivable credit facility, to Alternate Postal Direct, Inc., a Michigan corporation and a wholly owned subsidiary of Alternate Marketing. Available borrowings are based on sixty-five percent (65%) of accounts receivable not more than ninety (90) days old and subject to certain other conditions and restrictions, including, without limitation, restrictive financial covenants related to the working capital and tangible net worth of Alternate Marketing. The line of credit agreements are secured by substantially all of the assets of Alternate Marketing. Borrowings of $1,125,000 as of December 31, 2002, under the line of credit agreements accrue interest at the bank's prime rate (4.25% as of December 31, 2002). As of April 15, 2003, borrowings in the amount of approximately $900,000 and $225,000 were outstanding under the advertising and marketing accounts receivable credit facility and logistics accounts receivable credit facility, respectively. As of April 15, 2003, credit in the amount of $100,000 and $21,000 was available under the advertising and marketing accounts receivable credit facility and logistics accounts receivable credit facility, respectively. The line of credit agreements expire on May 1, 2003. As a result of the Hencie acquisition, Alternate Marketing is currently not in compliance with all of the debt covenants under the line of credit agreements. The bank has informed Alternate Marketing that it does not intend to demand payment prior to May 1, 2003, but it does not intend to renew the line of credit agreements at that time. On March 25, 2003, Alternate Marketing received an offer letter for an expanded factoring line of credit, subject to certain conditions, including, without limitation, the negotiation and execution of final legal documents, through March 2004 from the lender of the existing technology accounts receivable credit facility (see below), and continues to seek a more cost effective replacement to the line of credit agreements. See Risk Factors.

     Hencie has a financing agreement with a lender providing for the sale of its accounts receivable to the lender, the technology accounts receivable credit facility, up to $750,000. The eligibility of accounts receivable for sale is subject to certain conditions and restrictions, including, without limitation, concentration restrictions and verification approvals of the accounts receivable by the lender. The sales of accounts receivables under the technology accounts receivable credit facility are collateralized by substantially all of the assets of Hencie. Accounts receivable that are sold and remain unpaid under the technology accounts receivable credit facility accrue interest at 2% plus the prime rate as published in the Wall Street Journal, and as of December 31, 2002, the balance outstanding was $269,508. As of April 15, 2003, borrowings in the amount of approximately $308,367 were outstanding under the technology accounts receivable credit facility with $89,441 available for additional borrowing. The majority of Hencie's customer contracts are terminable upon 30 days notice.

     Alternate Marketing believes that the funds available under the current and proposed financing arrangements and estimated operating cash flows will be sufficient to fund the operations and working capital and capital expenditure requirements for at least the next twelve (12) months. There can be no assurance, however, that changes in the operating plans, the acceleration or modification of expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will not cause Alternate Marketing to seek additional financing sooner than anticipated, prevent Alternate Marketing from achieving the goals of our expansion strategy, force the closure of unprofitable segments or portions thereof, or prevent Alternate Marketing from operating profitably. In such case, there can be no assurance that any additional financing will be available on terms acceptable to Alternate Marketing or at all.

     In addition, the following are contractual cash obligations of Alternate Marketing as of December 31, 2002:

                            Cash Obligations Due by Year
                            Total       2003	     2004	  2005     2006
 Operating leases           $1,082,258  $477,260   $457,224 $142,036 $5,738
 Notes payable, bank *      1,125,000   1,125,000      --       --       --
 Notes payable, factor *    269,508     269,508  	 --       --       --
 Long-term debt **          386,922     316,614    31,248   31,248   7,812
                 		    ----------  ---------  -------- -------- ------
                            $2,863,688  $2,188,382 $488,472 $173,284 $13,550
                		    ==========  ========== ======== ======== =======

* Alternate Marketing intends to replace these notes payable with another source of revolving credit. See above for further details.

**The Drawbridge note payable was settled in February 2003 for cash of $120,000 and the issuance of Alternate Marketing's common stock, and obligations for Alternate Marketing to repurchase $100,000 of Alternate Marketing's common stock annually for three years beginning in 2004. The non-cash portion of this settlement of $871,734 is not included in this schedule.

     	In addition to the above, Alternate Marketing estimates that the past due payables as of December 31, 2002 in the amount of $484,221 will be paid off over the next three years.

NEW ACCOUNTING PRONOUNCEMENTS

     	In June 2002 the Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for fiscal years beginning after December 31, 2002. Alternate Marketing does not expect the adoption of SFAS No. 146 to have a material effect on Alternate Marketing's financial position or results of operations.

     	In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. As Alternate Marketing did not make a voluntary change to the fair value based method of accounting for stock-based employee compensation in 2002, the adoption of SFAS No. 148 did not have a material impact on Alternate Marketing's financial position and results of operations.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND JUDGMENTS

     	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Assumptions and estimates of future earnings and cash flow are used in the periodic analyses of the recoverability of goodwill, deferred tax assets, and property, plant and equipment. Historical experience and trends are used to estimate reserves, including reserves for bad debts. To the extent that future earnings, cash flows and costs and losses are determined to be different from the assumptions and estimates used, adjustments may be required.

     	Alternate Marketing currently has not recorded the value of the deferred tax asset on the balance sheet due to the uncertainty of its utilization prior to the expiration of the related net operating loss carry-forwards.

     	As of December 31, 2002 and 2001, respectively, the allowance for bad debts was $150,000 and $100,000. This increase was due to the increase in accounts receivable associated with the Hencie acquisition. Alternate Marketing periodically reviews accounts receivable balances for all customers to allocate an estimate to each customer of an amount, which may potentially be uncollectible. These estimates are then aggregated and compared to the total allowance and adjustments made if necessary.

     	In connection with the adoption of SFAS No. 142, Alternate Marketing allocated goodwill of $2,004,447 to each of its reporting units and tested this goodwill for impairment as of January 1, 2002. Alternate Marketing completed the testing during the second quarter ending June 30, 2002. As a result, a charge of $1,204,058 was recorded for the goodwill assigned to the logistics reporting unit. The remaining goodwill of $800,889 at June 30, 2002 was assigned to the advertising and marketing reporting unit. The fair market value of the reporting units was estimated using a combination of valuation techniques including the discounted present value of future cash flows and management's estimated values to a third party buyer. Alternate Marketing has concluded that no impairment has occurred for the advertising and marketing reporting unit as of December 31, 2002.

     	The goodwill of approximately $7 million that arose from the Hencie acquisition will be tested for impairment at least annually beginning in 2003. Hencie has been experiencing losses since the acquisition and further improvements in operations are required. However, Alternate Marketing believes that the estimated fair value of the Hencie reporting unit has not decreased significantly since the acquisition; therefore, no adjustment should be made to goodwill as of December 31, 2002.

OUTLOOK FOR THE FUTURE

     	Alternate Marketing will continue in 2003 to explore options and opportunities to maximize stockholder value under the Fulcrum Strategy. The business plan for 2003 includes a number of strategic initiatives to achieve growth and profits by addressing the emerging trends, especially, in the technology segment of our business. These new initiatives include growth through promotion and positioning of our current IT services, as well as strategic alliances and asset based acquisitions to extend our service offerings.

     	Alternate Marketing has seen improvement in its sales pipeline for the technology segment as a result of promoting our services through new direct marketing programs. We expect to see results from these efforts in the second half of the year 2003.

     	We will continue to address selling, general and administrative expenses throughout the company and have combined the sales and client management functions of the technology segment into a single role of client development manager to reduce costs.

                            DESCRIPTION OF PROPERTY

Alternate Marketing does not have any materially important property leases. All of the office space and other facilities currently leased by Alternate Marketing could be replaced by Alternate Marketing with substantially equivalent facilities at similar cost without great difficulty.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	Effective as of January 1, 2003, K2 VC LTD., a Texas limited partnership and an affiliate of Adil Khan, the Chief Executive Officer of Alternate Marketing, contributed 1,474,039 shares, par value $0.01 per share, of common stock of Alternate Marketing to Alternate Marketing pursuant to that certain Contribution Agreement, effective as of January 1, 2003, by and between Alternate Marketing and K2 VC. Mr. Khan may be deemed to be an indirect beneficial owner of such shares and exercises indirect voting power over such shares as the Co-Managing Member of K2 VC Management, LLC, a Texas limited liability company and the sole general partner of K2 VC.

     	On February 18, 2003, Alternate Marketing granted to Mr. Khan a non-qualified stock option to purchase up to 1,700,000 shares of common stock at an exercise price of $0.50 per share with vesting of 25% per year over the next four years pursuant to and in accordance with that certain Non-Qualified Stock Option Agreement, dated February 18, 2003, by and between Alternate Marketing and Mr. Khan.

     	On February 18, 2003 Alternate Marketing also released K2 VC and Mr. Khan from indemnification obligations owed by Mr. Khan to Alternate Marketing, in exchange for the option to use 200,000 shares of common stock owned by K2 VC to settle certain pending claims against Alternate Marketing pursuant to and in accordance with that certain Mutual Release Agreement, dated February 18, 2003, by and among Alternate Marketing, K2 VC, and Mr. Khan.

     	On February 18, 2003, Alternate Marketing entered into that certain Release Agreement, dated February 18, 2003, by and among Alternate Marketing, Hencie, Hencie Consulting, K2 VC, Mr. Khan, Drawbridge Investment Partners, LLC , who was the largest creditor of Hencie and Hencie Consulting, and certain directors and stockholders of Alternate Marketing, to eliminate approximately $1,000,000 in debt of Alternate Marketing in exchange for $120,000, 2,474,039 shares of common stock, and registration rights for the 2,474,039 shares of common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Price Range Of Common Stock

Our common stock is currently traded on the OTCBB under the symbol
ALTM.OB. The following table sets forth the quarterly high and low bid prices for our common stock (which is its only class of security outstanding) for each quarter within the last two fiscal years, as reported in the Nasdaq SmallCap Market and the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

                                                         Bid Price
                                                     	Low         High
         Year ended December 31, 2002:
         First quarter  . . . . . . . . . . . . . .  0.650       1.750
         Second quarter . . . . . . . . . . . . . . 	0.710       1.450
         Third quarter  . . . . . . . . . . . . . . 	0.600       0.950
         Fourth quarter . . . . . . . . . . . . . .	0.260       0.750

         Year ended December 31, 2001:
         First quarter  . . . . . . . . . . . . . .  1.063       1.625
         Second quarter . . . . . . . . . . . . . .  0.950       1.210
         Third quarter  . . . . . . . . . . . . . .  0.900       1.190
         Fourth quarter   . . . . . . . . . . . . .	0.600       1.550

     On April 17, 2003, the bid price for our common stock was and $0.21 and the ask price was $0.29 and there were approximately 56 holders of record of our common stock. Many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders. As of April 17, 2003, we estimated the number of beneficial owners to be approximately 400.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth information, as of December 31, 2002, regarding (i) the number of securities to be issued upon exercise of outstanding options, warrants, and rights, (ii) the weighted average exercise price of outstanding options, warrants and rights, and (iii) the number of securities remaining available for future issuance with respect to compensation plans (including individual compensation arrangements) under which equity securities of Alternate Marketing are authorized for issuance, including all compensation plans previously approved by the stockholders and all compensation plans not previously approved by the stockholders.

Equity Compensation Plan Information

                            Number of
                         securities to be   Weighted-
                           issued upon      average
                           exercise of   exercise price of
                           outstanding     outstanding
                             options         options         Number of securities
                           warrants and    warrants and     remaining available for
  Plan Category              rights           rights           future issuance
Equity compensation plans   1,540,000          $0.76                 -0-
approved by security holders

Equity compensation plans     N/A               N/A                  N/A
not approved by security
holders

Total                       1,540,000          $0.76                 -0-

Dividend Policy And Stock Repurchases

     We paid our first cash dividend on our common stock on January 22, 2002 and our second on July 29, 2002. Future dividend policy will be determined by the board of directors based upon our earnings, if any, Alternate Marketing's capital needs and other relevant factors. Alternate Marketing currently has no plans to pay dividends.

Stock Repurchases

     In 1998, Alternate Marketing began acquiring shares of its common stock from time to time in the open market or in privately negotiated transactions. Alternate Marketing purchased and retired 103,100 shares of common stock in 2001 at an aggregate cost of $114,065. Alternate Marketing is currently authorized to purchase up to 300,000 shares of which 103,100 had been repurchased through December 31, 2002.
                               EXECUTIVE COMPENSATION

     The required executive compensation information required is incorporated by reference from the definitive proxy statement on Schedule 14A of Alternate Marketing Networks, Inc. filed by us with the Commission on April 8, 2003.

                                FINANCIAL STATEMENTS

     The required financial statements are incorporated by reference from the annual report on Form 10-KSB of Alternate Marketing Networks, Inc. filed by us with the Commission on March 31, 2003. In addition, we incorporate by reference the consolidated financial statements of Hencie, Inc. and subsidiary, appearing in Alternate Marketing Networks, Inc.'s Schedule 14A Definitive Proxy Statement, filed by us with the Commission on July 23, 2002.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We changed certifying accountants from PricewaterhouseCoopers LLP to Deloitte & Touche LLP effective August 12, 2002. The following sets forth the information required by Regulation S-B Item 304: (i) On August 12, 2002, PricewaterhouseCoopers was dismissed as our principal accountant; (ii) PricewaterhouseCoopers's reports on the financial statements for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles; (iii) the decision to change accountants was approved by our board of directors; (iv) during our most recent fiscal year and subsequent interim periods prior to such change in accountants, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure; (v) during our two most recent fiscal years and subsequent interim periods prior to such change in accountants, there have occurred none of the "reportable events" listed in Item 304; and (vi) we have requested and received from PricewaterhouseCoopers the letter required by Item 23 (and filed the same as Exhibit 16.1 to our report on Form 8-K filed on August 12, 2002, and we state that PricewaterhouseCoopers agrees with the statements made by us in this prospectus in response to Item 304.

                              LEGAL MATTERS

     Certain legal matters, including the validity of the shares being issued, will be passed upon for the company by Haynes and Boone, LLP.

                                EXPERTS

     The consolidated financial statements of Alternate Marketing Networks, Inc. and subsidiaries incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets"), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Also, the consolidated financial statements of Hencie, Inc. and subsidiary for the years ended December 31, 2001 and 2000, incorporated by reference from the Company's Proxy Statement dated July 23, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Hencie, Inc. and subsidiary to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated statements of operations, stockholders' equity and cash flows of Alternate Marketing Networks, Inc. and subsidiaries for the year ended December 31, 2001 have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers, LLP, and upon the authority of said firm as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov. Our web site on the Internet is at http://www.altmarknet.com.

Incorporation By Reference

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have completed our offering described in this prospectus:

- Our Annual Report on Form 10-KSB for the year ended December 31, 2002

- Our Schedule 14A Definitive Proxy Statement filed on July 23, 2002

     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, 13155 Noel Road, 10th Floor, Dallas, TX 75240, (972) 720-3500.


PROSPECTUS

                          ALTERNATE MARKETING NETWORKS, INC.

                                    [LOGO]

                               2,474,039 Shares
                                 Common Stock



_____________________________________________________________________________

We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.


                 PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Our certificate of incorporation provides that we shall indemnify to the extent permitted by Delaware law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. Our bylaws provide such indemnification (other than an order by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, by independent legal counsel or by the stockholders. In addition, our certificate of incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as directors.

     Our authority to indemnify our directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered. With the exception of the registration fee and the NASD filing fee, all amounts shown are estimates.

		Registration fee							$50.04
		NASD filing fee							$    *
		_____ listing expenses						$    *
		Blue sky fees and expenses
		(including legal and filing fees)				$    *
		Printing expenses (other than stock certificates)	$    *
		Legal fees and expenses (other than Blue sky)		$    *
		Accounting fees and expenses					$    *
		Transfer Agent and Registrar fees and expenses		$    *
		Miscellaneous expenses						$    *
		Total									$    *

*To be filed as an amendment.
Item 26. Recent Sales of Unregistered Securities.

     On August 1, 2002, Alternate Marketing issued 50,000 shares of its restricted, unregistered common stock to an officer of Alternate Marketing pursuant to the officer's employment agreement. The amount was recorded as compensation expense.

     On August 1, 2002, Alternate Marketing issued 183,700 shares of its restricted, unregistered common stock to GoldenGoose Software, Inc. as contingent consideration in exchange for certain assets of Golden Goose pursuant to an asset purchase agreement dated May 3, 2000 by and between Alternate Marketing and Golden Goose. The amount was recorded as additional goodwill.

     On September 19, 2002, Alternate Marketing issued 93,750 shares of its restricted, unregistered common stock to outside legal counsel to Alternate Marketing for a reduction of $75,000 of the outstanding balance of trade accounts payable to the outside legal counsel for legal services rendered to Alternate Marketing.

Item 27.  Exhibits.

Exhibit No.  Description of Exhibit

  2.1 Acquisition Agreement dated March 29, 1996 between the Company and National Home Delivery, Inc. (incorporated by reference from Form 8-K of the Company dated April 11, 1996)

  2.2 Asset Purchase Agreement dated February 17, 2000, between the Company, Kevin Powers and Total Logistics, Inc. (incorporated by reference from Form 8-K of the Company dated March 1, 2000)

  2.3    Consulting Agreement dated February 17, 2000 between the
         Company, Kevin Powers and Total Logistics, Inc. (incorporated by reference from Form 8-K of the Company dated March 1, 2000)

  2.4 Amended and Restated Agreement and Plan of Reorganization dated May 31, 2002 by and among the Company, Alternate Marketing Networks, Inc., a Delaware corporation, ALTM Combination Co., a Delaware corporation, Hencie, Inc., a Delaware corporation, Adil Khan, and certain stockholders of Hencie, Inc. (incorporated by reference from Appendix A to the Definitive proxy statement of the Company dated July 23, 2002 and filed June 16, 2002 by the Company with the Commission)

  3.1 Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 4.1 to the Form 8-K of the Company dated August 1, 2002 and filed August 14, 2002 by the Company with the Commission)

  3.2    Amended and Restated Bylaws (incorporated by reference from
         Exhibit 4.2 to the Form 8-K of the Company dated August 1, 2002 and filed August 14, 2002 by the Company with the Commission)

  4.1 1995 Long-Term Incentive and Stock Option Plan (incorporated by reference from the Registration Statement on Form SB-2; Commission File No. 33-95332C)

  4.2    1995 Outside Directors and Advisors Stock Option Plan
         (incorporated by reference from the Registration Statement on Form SB-2; Commission File No. 33-95332C)

  4.3 Form of Registration Rights Agreement with noteholders of the Company (incorporated by reference from the Registration Statement on Form SB-2; Commission File No. 33-95332C)

  5.1	   Opinion of Haynes and Boone, LLP*

  10.1   Employment Agreement dated July 21, 1995 between the
         Company and Phillip D. Miller (incorporated by reference from the Registration Statement on Form SB-2; Commission
         File No. 33-95332C)

  10.2 Addendum to Employment Agreement dated July 21, 1995 between the Company and Phillip D. Miller dated January 1, 2000
         (incorporated by reference from the Form 10-KSB of the Company for the fiscal year ended December 31, 1999 filed March 30, 2000 by the Company with the Commission)

  10.3 Second Addendum dated to Employment Agreement dated July 21, 1995 between the Company and Phillip D. Miller (incorporated by reference from Exhibit 99.2 to the Form 8-K of the Company dated August 1, 2002 and filed August 14, 2002 by the Company with the Commission)

  10.4 Employment Agreement dated July 1, 2001 between the Company and Sandra J. Smith (incorporated by reference from the Form
         10-KSB of the Company for the fiscal year ended December 31, 2001 filed March 28, 2002 by the Company with the Commission)

  10.5 Addendum dated to Employment Agreement dated July 1, 2001 between the Company and Sandra J. Smith (incorporated by reference from Exhibit 99.2 to the Form 8-K of the Company dated August 1, 2002 and filed August 14, 2002 by the Company with the Commission)

  10.6 Employment Agreement dated August 1, 2002 between the Company and Adil Khan (incorporated by reference from Exhibit 99.1 to the Form 8-K of the Company dated August 1, 2002 and filed
       August 14, 2002 by the Company with the Commission)

  10.7 Loan Agreement (incorporated by reference from the Form 10-KSB of the Company for the fiscal year ended December 31, 2001 filed March 28, 2002 by the Company with the Commission)

  10.8 Times Mirror Stock Purchase Agreement (incorporated by reference from the Form 10-QSB of the Company for the quarterly period ended September 30, 1999)

  10.9 Contribution Agreement dated January 1, 2003 between the Company, K2VC LTD., a Texas limited partnership (incorporated by reference from Exhibit 99.1 to the Form 8-K of the Company dated and filed February 20, 2003 by the Company with the Commission)

  10.10 Mutual Release Agreement dated February 18, 2003 between the Company, K2VC LTD., a Texas limited partnership (incorporated by reference from Exhibit 99.2 to the Form 8-K of the Company dated and filed February 20, 2003 by the Company with the Commission)

  10.11 Non-Qualified Stock Option Agreement dated February 18, 2003 between the Company and Adil Khan (incorporated by reference from Exhibit 99.3 to the Form 8-K of the Company dated and filed February 20, 2003 by the Company with the Commission)

  10.12 Release Agreement dated February 18, 2003 between the Company, Hencie, Inc., a Delaware corporation, and Hencie Consulting Services, Inc. a Texas corporation, K2VC LTD., a Texas limited partnership, Adil Khan, Drawbridge Investment Partners, LLC, a Delaware limited liability company, and certain directors and stockholders of the Company (incorporated by reference from Exhibit 99.4 to the Form 8-K of the Company dated and filed February 20, 2003 by the Company with the Commission)

13.1	   Form 10-KSB of the Company filed March 31, 2003 with the Commission.


21.1	List of Subsidiaries of the Company (filed herewith)

22.1 Schedule 14A Definitive Proxy Statement filed July 23, 2002 with the Commission

23.1     Consent of Deloitte & Touche LLP (filed herewith)

23.2     Consent of PricewaterhouseCoopers, LLP (filed herewith)

*	To be filed as an amendment.

Item 28.  Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of ___________, on the 23rd day of April, 2003.


ALTERNATE MARKETING NETWORKS, INC.

By:

/s/ Adil Khan
Adil Khan, Chief Executive Officer
(Principal executive officer) and Director

April 23, 2003

     	In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

                                                      Dated

/s/ Adil Khan				   			April 23, 2003
Adil Khan, Chief Executive Officer
(Principal executive officer) and Director


/s/ Phillip D. Miller						April 23, 2003
Phillip D. Miller, President and Chairman of the
Board of Directors


/s/ Sandra J. Smith			  			April 23, 2003
Sandra J. Smith, Chief Financial Officer and
Treasurer (Principal financial and accounting officer)


/s/ Phillip Baker				  			April 23, 2003
Phillip Baker, Director


/s/ Thomas Hiatt				  			April 23, 2003
Thomas Hiatt, Director


/s/ J. Robert Routt			  			April 23, 2003
J. Robert Routt, Director


Exhibit 23.1

                       INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Alternate Marketing Networks, Inc. (the Company) on Form SB-2 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of SFAS No. 142, Goodwill and Other Intangible Assets) dated March 26, 2003, appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002. We also consent to the incorporation by reference of our report (which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Hencie, Inc. and subsidiary to continue as a going concern) dated April 22, 2002 (May 22, 2002, as to second paragraph of Note 4) on the consolidated financial statements of Hencie, Inc. and subsidiary, appearing in the Company's Proxy Statement dated July 23, 2002. We also consent to the reference to us under the heading Experts in the Prospectus, which is part of this Registration Statement.




Deloitte & Touche LLP
Dallas, Texas
April 23, 2003


Exhibit 23.2

                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated March 15, 2002 relating to the financial statements of Alternate Marketing Networks, Inc., as of and for the year ended December 31, 2001, which appear in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement.



PricewaterhouseCoopers, LLP
Grand Rapids, Michigan
April 23, 2003




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